EXHIBIT 99.1

NEWS RELEASE

For more information contact:

Bradford R. Rich

Executive VP and CFO

St. George, UT 84790

Telephone: (435) 634-3211

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: November 18, 2008

SKYWEST, INC. INCREASES QUARTERLY DIVIDEND 33% AND

RESUMES REPURCHASING ITS COMMON STOCK IN THE MARKET

ST. GEORGE, UT, PRNewswire/ — SkyWest, Inc. (NASDAQ: SKYW) announced today that at the Company’s Board of Directors meeting on November 12, 2008, the board approved a 33% increase in the quarterly cash dividend to $.04 per common share. The quarterly dividend of $.04 per common share will apply to shareholders of record on December 31, 2008, and is payable on January 5, 2009.  The board increased the quarterly cash dividend as a result of its confidence in the Company’s current business model and due to the Company’s financial strength, liquidity and ability to pay a regular quarterly dividend.

In addition, the Company announced that it has resumed repurchasing of its common stock in the market under a currently authorized repurchase program by the Board of Directors. As of November 12, 2008, the Company had an existing authorization to repurchase up to 5.5 million shares of its common stock and will continue to repurchase shares in the market, from time to time, as it deems appropriate.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, Inc. (“ASA”), based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc. SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest, Inc. serves a total of approximately 216 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,230 daily departures. This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”